Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

October 14, 2016

Board of Directors
Vail Resorts, Inc.
390 Interlocken Crescent
Broomfield, Colorado 80021

Ladies and Gentlemen:
We are acting as counsel to Vail Resorts, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S‑3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance of up to 418,095 shares of common stock, par value $0.01 per share of the Company (the “Shares”) in connection with, from time to time, the exchange, retraction or redemption of exchangeable shares (the “Exchangeable Shares”) of 1068877 B.C. Ltd. (“Exchangeco”), the Company’s wholly-owned Canadian subsidiary, which Exchangeable Shares are to be issued pursuant to the Arrangement Agreement, dated August 5, 2016, by and among the Company, Whistler Blackcomb Holdings Inc. (“Whistler Blackcomb”) and Exchangeco. The exchange or redemption of the Exchangeable Shares for Shares will be in accordance with (i) the terms and subject to the conditions set forth in the Plan of Arrangement (the “Plan of Arrangement”); and (ii) the Voting and Exchange Trust Agreement to be entered into by and among the Company, Exchangeco, Callco, a direct or indirect wholly-owned subsidiary of the Company, and Computershare Trust Company of Canada, as trustee (the “Trust Agreement”, and collectively with the Arrangement Agreement and Plan of Arrangement, the “Exchangeable Share Documents”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, and (ii) issuance of the Shares, in the manner contemplated by the Registration Statement and the Exchangeable Share Documents, the Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP